EXHIBIT 99.1

David Reed President North American Operations (714) 549-0421, x8245	Phil Bourdillon/Gene Heller Silverman Heller Associates (310) 208-2550

CERADYNE, INC. RECEIVES $31.5 MILLION CERAMIC BODY ARMOR ORDER
FOR U.S. ARMY

Costa Mesa, Calif.—May 14, 2008—Ceradyne, Inc. (NASDAQ: CRDN) has received a ceramic body armor delivery order for $31.5 million from the U.S. Army, Aberdeen Proving Ground, Maryland. The order is for Enhanced Side Ballistic Inserts (ESBI), which will be delivered from September 2008 through November 2008. This new delivery order will be shipped against an indefinite delivery/indefinite quantity (ID/IQ) contract announced in July 2006, which covers a five-year delivery period.

David P. Reed, Ceradyne President North American Operations, commented: “We are pleased with this recent side plate delivery order which continues to provide future shipment visibility. We anticipate, based on our past performance and production capacity in Costa Mesa, California, and Lexington, Kentucky, that we will ship all ESBI product at the required delivery and quality levels.”

Ceradyne develops, manufactures and markets advanced technical ceramic products and components for defense, industrial, automotive/diesel and commercial applications. Additional information about the Company can be found at www.ceradyne.com.

Except for the historical information contained herein, this press release contains forward-looking statements regarding future events and the future performance of Ceradyne that involve risks and uncertainties that could cause actual results to differ materially from those projected. Words such as “anticipates,” “believes,” “plans,” “expects,” “intends,” “future,” and similar expressions are intended to identify forward-looking statements. These risks and uncertainties are described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, and its Quarterly Reports on Form 10-Q, as filed with the U.S. Securities and Exchange Commission.

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